SECOND AMENDMENT AEROFLEX
               INCORPORATED SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     AMENDMENT NO. 2 TO THE AEROFLEX INCORPORATED SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (the "Amendment") made as of the 16th day of August, 2006.

     The Aeroflex Incorporated Supplemental Executive Retirement Plan (the "Plan") provides lifetime benefits to qualifying Participant and may also provide benefits to a surviving named beneficiary following a qualifying Participant's death. The purpose of this Amendment is to provide for lump sum payments to the Participants upon a Change of Control, to provide for the inclusion of fiscal year bonuses in the year of a Change of Control and to make certain changes to the Plan to conform with Code Section 409A. To effectuate these changes, the Plan is hereby amended as follows:

     1. Section 1.9 of the Plan shall be amended and restated in its entirety to read as follows, effective as of the date hereof:

          "Final Average Pay. The average monthly compensation of a Participant for the three calendar years (or portions thereof) of his last ten calendar years of Service (or portions thereof) during which he received the largest total amount of compensation; provided, that Service prior to January 1, 1994 shall be disregarded; and provided, further, than if a Participant has less than three calendar years of Service on or after January 1, 1994, the average shall be taken over his total period of Service on or after January 1, 2004. For this purpose a Participant's "Compensation" shall mean his total cash compensation paid by the Company and its Affiliates in any given calendar year (or portion thereof) but excluding compensation derived from stock options, stock appreciation rights and any other stock-related incentive compensation; provided, that amounts deferred at a Participant's election under a plan described in Code sections 125 and/or 401(k) and/or under any nonqualified plan of deferred compensation shall be taken into account as if actually paid to the Participant in the year to which the deferral relates, and shall for purpose of this Plan be excluded from compensation in the year in which actually paid. If a Participant's Service includes an approved period of unpaid leave of absence, he shall be deemed to have received compensation during such period of absence at his monthly rate of base compensation in effect immediately prior to the start of such absence."

     2. Three new sentences shall be added at the end of Section 3.1, which shall read in their entirety as follows, effective as of the date hereof:

          "Notwithstanding the foregoing, if the Participant is a "specified employee" within the meaning of Code Section 409A, then the payments required under this Section 3.1 shall not commence until the first day which is at least six months after the date on which the Participant's employment terminates. All payments, which would have otherwise been required to be made over such six month

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          period, shall be paid to the Participant in one lump sum payment, as soon as administratively feasible after the first day which is at least six months after the date on which the Participant's employment terminates. Thereafter, payments shall continue as so provided in this
          Section 3.1."

     3. Three new sentences shall be added at the end of Section 3.2, which shall read in their entirety as follows, effective as of the date hereof:

          "Notwithstanding the foregoing, if the Participant is a "specified employee" within the meaning of Code Section 409A, then the payments required under this Section 3.2 shall not commence until the first day which is at least six months after the date on which the Participant's employment terminates. All payments, which would have otherwise been required to be made over such six month period, shall be paid to the Participant in one lump sum payment, as soon as administratively feasible after the first day which is at least six months after the date on which the Participant's employment terminates. Thereafter, payments shall continue as so provided in this Section 3.2."

     4. The first two sentences of Section 3.4 of the Plan shall be amended and restated in their entirety to read as follows, effective as of the date hereof:

          "In the event that there shall be a Change of Control of the Company or any person directly or indirectly controlling the Company as of January 1, 1994, and the Participant's employment with the Company is terminated for any reason within 12 months after the Change in Control, then, as soon as administratively feasible following such termination, the Participant, whether or not any such Participant has otherwise satisfied the conditions for a benefit under Sections 3.1,
          3.2 or 3.3, shall be entitled to receive a lump sum payment of the present value of such Participant's lifetime benefit under the Plan. Such benefit shall be calculated by determining the actuarial present value of the monthly payments (equal to fifty percent (50%) of the Participant's Final Average Pay) otherwise payable over such Participant's expected lifetime, using the RP-2000 Combined Healthy (White Collar) Male Mortality Table mortality assumptions provided by the actuary to the Company and using an interest rate equal to the mid-term Applicable Federal Rate compounded semi-annually for the month in which the Change of Control occurs."

     5. A new sentence shall be added at the end of Section 3.4, which shall read in its entirety as follows, effective as of the date hereof:

          "Notwithstanding the foregoing, if the Participant is a "specified employee" within the meaning of Code Section 409A, then the lump sum payment required under this Section 3.4 shall not be made until the first day which is at least six months after the date on which the Participant's employment terminates."

     6. A new sentence shall be added at the end of Section 5.6, which shall read in its entirety as follows, effective as of the date hereof:


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          "Upon the occurrence of "Change in Control" event (as such term is defined in Code Section 409A and the regulations thereunder), or within 30 days prior to the occurrence of such an event, the Company, in its sole discretion, may terminate the Plan and make lump sum distributions of all benefits payable under the Plan, as calculated in accordance with Section 3.4, provided that such termination and distribution complies with Code Section 409A and the regulations thereunder."

     Except as specifically provided in and modified by this Amendment, all of the terms and conditions of the Plan are hereby ratified and confirmed and references to the Plan shall be deemed to refer to the Plan as modified by this Amendment.

     IN WITNESS WHEREOF, the Company has caused this Second Amendment to the Aeroflex Incorporated Supplemental Executive Retirement Plan to be executed by its duly authorized officers this 16th day of August, 2006.




Attest:                                        AEROFLEX INCORPORATED


/s/Charles Badlato
------------------                             By:  /s/ John Adamovich, Jr.
                                                    ----------------------
                                                    Name:John Adamovich, Jr.
                                                    Title:Senior Vice President
                                                          and Chief Financial
                                                          Officer



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